Exhibit 99.1

October 26, 2012

PMC Commercial Trust

17950 Preston Rd.

Ste. 600

Dallas, TX 75252

Ladies and Gentlemen:

I, Lance B. Rosemore (“Executive”), do hereby tender my unconditional and irrevocable resignation (i) as a member of the Board of Trust Managers (the “Board”) of PMC Commercial Trust Company (the “Company”) and as a member of the board of directors or similar governing body of any subsidiary or affiliate of, or related entity to, the Company and (ii) as an officer and employee of the Company and all subsidiaries and affiliates thereof and related entities thereto. Such resignation shall become effective immediately upon the conclusion of the meeting of the Board on October 26, 2012 (the “Separation Date”).

I further agree, and the Company hereby acknowledges, that as of the Separation Date, all rights and obligations of each of the Company and Executive pursuant to that certain Executive Employment Contract, dated as of December 15, 2011, by and between the Company and Executive (the “Employment Contract”), shall terminate and be of no further force and effect. Provided that if the Separation Agreement and General Release executed on October 26, 2012, by and between the Company and Executive (such Agreement being the “Separation Agreement”) does not become effective on the eighth day after the Separation Date, then Company shall be deemed to have terminated Executive on the Separation Date without Cause (as defined in the Employment Contract) prior to termination of the Employment Agreement on such date and Company shall be obligated to pay Executive the amount provided for in Section 14 of the Employment Agreement pursuant to the terms of the Employment Agreement as in effect immediately prior to its termination. I further agree, and the Company hereby acknowledges, that the amount due me under such Section 14 in such case would be $1,744,197, subject to applicable withholding for taxes and other applicable deductions.

Sincerely,

/s/ Lance B. Rosemore
Lance B. Rosemore

[Acknowledged and agreed to by the Company on the following page]

Acknowledged and agreed as of the date first written above:

PMC COMMERCIAL TRUST

By:	/s/ Nat Cohen
	Name:	Nat Cohen
	Title:	Trust Manager

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